Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of QCR Holdings, Inc. of our report, dated March 12, 2021, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020. We also consent to the reference of our Firm under the heading “Experts” in the proxy statement/prospectus in the Registration Statement.

BKD, LLP

/s/ BKD, LLP

Springfield, Missouri

January 6, 2022